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                                                              EXHIBIT 99.(e)(14)

                           RETENTION BONUS AGREEMENT

     This RETENTION BONUS AGREEMENT (this "Agreement") is made and entered into as of this 23/rd/ day of May, 2000, by and between Protocol Systems, Inc., an Oregon corporation (the "Company"), and Ann P. Demaree (the "Executive").

                             W I T N E S S E T H:

     WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), with Welch Allyn, Inc., a New York corporation ("Parent"), and a wholly-owned Oregon subsidiary of Parent ("Merger Sub"), pursuant to which it is proposed that Parent acquire, through a tender offer by Merger Sub and a subsequent merger of Merger Sub with the Company, all the outstanding capital stock of the Company;

     WHEREAS, the Executive is an executive employee of the Company whose services and expertise Parent and Merger Sub consider essential to the success of the Company after it becomes a wholly-owned subsidiary of Parent as a result of the transactions contemplated by the Merger Agreement;

     WHEREAS, in order to provide an incentive for the Executive to continue his employment with the Company after its acquisition by Parent, the Company desires to grant the Executive certain retention bonus upon the terms and subject to the conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     Section 1.  Effectiveness.  This Agreement shall become effective as of,
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and only upon, the consummation of the Offer (as such term is defined in the
Merger Agreement) in accordance with the Merger Agreement (the "Effective Date"). In the event the Merger Agreement is terminated or if for any reason the Offer is not made pursuant to the Merger Agreement or, if made, is not consummated, this Agreement shall immediately become null and void in all respects and the Company shall have no obligations hereunder.

     Section 2.  Payment of Retention Bonus.
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          (a)    Executive's Election.  Within 14 days following the Effective
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Date, Executive shall notify the Company in writing of his or her election of the payment methodology (i) or (ii), below. Executive shall not be permitted to change his or her election, once made.
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               (i)  First Payment Methodology.
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                    (A)  First Installment.  In the event that the Executive
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     shall have been employed continuously by the Company during the period from the date of this Agreement through the first annual anniversary of the Effective Date, then the Company shall pay the Executive on the first annual anniversary of the Effective Date, an amount equal to 25% of the Executive's weighted average base salary during the 12 month period ending on such first annual anniversary.

                    (B)  Second Installment.  In the event that the Executive
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     shall have been employed continuously by the Company during the period from the date of this Agreement through the second annual anniversary of the Effective Date, then the Company shall pay the Executive on the second annual anniversary of the Effective Date an amount equal to 25% of the Executive's weighted average base salary during the 12 month period ending on such second annual anniversary.

               (ii) Second Payment Methodology

                    (A)  First Installment.  In the event that the Executive
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     shall have been employed continuously by the Company during the period from the date of this Agreement through the first sixth month anniversary of the Effective Date, then the Company shall pay the Executive on the first sixth month anniversary of the Effective Date, but in no event prior to January
     1, 2001, an amount equal to 17% of the Executive's weighted average base salary during the 6 month period ending on such first sixth month anniversary.

                    (B)  Second Installment.  In the event that the Executive
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     shall have been employed continuously by the Company during the period from the date of this Agreement through the second annual anniversary of the Effective Date, then the Company shall pay the Executive on the second annual anniversary of the Effective Date an amount equal to 33% of the Executive's weighted average base salary during the 18 month period ending on such second annual anniversary.

     Section 3.  Miscellaneous.
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          (a)  Amendment; Waiver.  This Agreement may only be amended by a
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written agreement signed by each of the parties hereto. No waiver of any Section of provision of this Agreement will be valid unless in a writing signed by the party to be charged and only to the extent set forth in that writing.

          (b)  Notices. All notices, demands and other communications called
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for, required by or under this Agreement shall be in writing and shall be addressed to the Company at Corporate Offices, Attention: President, and to the Executive at his principal residence as shown in the records of the Company or to such other address as a party may subsequently designate by written notice to the other parties.

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          (c)  Governing Law.  This Agreement will be governed by, and construed
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and enforced in accordance with, the laws of the State of Oregon, except that if any provision of this Agreement or any part of any such provision would be illegal, invalid or enforceable under such laws in connection with a suit or proceeding validity instituted in another jurisdiction, then the laws of such other jurisdiction will govern insofar as is necessary to sustain the legality, validity or enforceability of such provision or any part of such provision.

          (d)  Captions.  Captions to the various Sections in this Agreement are
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for the convenience of the parties only and will not affect the meaning or interpretation of this Agreement.

          (e)  Enforceability and Interpretation. It is the desire and intent of
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the parties to this Agreement that the terms and provisions contained in this
Agreement will be enforceable to the fullest extent permitted by law. If any term or provision or the application thereof to any person or circumstances will, to any extent, be construed to be illegal, invalid, or unenforceable, in whole or in part, then such term or provision will be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by such law. In any case, the remaining terms and provisions or the application thereof to any person or circumstance, except those which have been held illegal, invalid, or unenforceable, will remain in full force and effect.

          (f)  Counterparts.  This Agreement may be executed in one or more
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counterparts, each of which will be deemed an original, but together they will constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement with full force and effect as of the day and year first written above.


                              PROTOCOL SYSTEMS, INC.

                              By:  /s/ Robert F. Adrion
                                 ___________________________________
                                 Name: Robert F. Adrion
                                 Title: President


                              EXECUTIVE:

                                /s/ Ann P. Demaree
                              ______________________________________
                              Name: Ann P. Demaree

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